Exhibit 3.1

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA–SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CHANGE AGENTS CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY–EIGHTH DAY OF AUGUST, A. D. 2026, AT 8 0’ CLOCK A. M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY–EIGHTH DAY OF AUGUST, A. D. 2026 AT 4: 01 O’CLOCK P. M.

5576616 8100 SR# 20264226470	Authentication: 204967257 Date: 08-28-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHANGE AGENTS CORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 08/28/2026 FILED 08:00 AM 08/28/2026 SR 20264226470 - File Number 557

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Change Agents Corporation (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 25, 2018, as amended by the Certificate of Amendment thereto filed with the Secretary of State on December 22, 2022, and by the Certificate of Amendment thereto filed with the Secretary of State on October 23, 2024, and by Certificate of Amendment thereto filed with the Secretary of State on July 17, 2026 (as amended to date, the “Certificate of Incorporation”).

SECOND: The Certificate of Incorporation is hereby amended by amending and restating Article IV, Section C as follows:

“C. REVERSE STOCK SPLIT

As of 4:01 Eastern time on August 28, 2026 (the “Effective Time”) of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each twenty (20) shares of outstanding Common Stock, par value $0.0001 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Time shall be, without any action of the holder thereof, automatically combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share (the “New Common Stock”) of the Corporation (the “Reverse Stock Split”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined. No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. In the event the Reverse Stock Split leaves a stockholder with a fraction of a share, the number of shares due to the stockholder shall be rounded up to the next whole share of Common Stock.”

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 28th day of August, 2026.

Change Agents Corporation

By:	/s/ Sam Knipper
Name:	Sam Knipper
Title:	Chief Financial Officer